Exhibit 99.1

Shake Shack Elects Josh Silverman to its Board of Directors

NEW YORK, NY (Business Wire) — November 2, 2016 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that it has elected Josh Silverman to its Board of Directors, effective November 17, 2016. An entrepreneurial executive with experience in media, marketplaces, communications and financial services, Mr. Silverman will become the eighth member of Shake Shack's Board of Directors and will also serve on its Audit Committee.

"Josh brings to our Board a wealth of consumer, technology and leadership experience, and he is passionate about delivering shareholder value while embracing Enlightened Hospitality," said Danny Meyer, Chairman. "We are so honored to have Josh join our Board of Directors."

“I admire the passion that people have for Shake Shack, and I love the food and the brand,” said Silverman. “I’m ready to leverage my experience in helping fast growing brands unlock their full potential, and I look forward to being a part of Shake Shack’s continued growth and exciting future.”

Silverman, 47, was most recently the President of Consumer Products and Services at American Express from June 2011 to December 2015, with overall responsibility for the flagship US consumer cards and global consumer travel businesses. During his tenure, he launched iconic new products, broadened the appeal of the brand, and evolved the product, marketing, mobile and software capabilities of the company.

Prior to joining American Express, Silverman was the CEO of Skype, where during his tenure, Skype added more than 300 million users and became ubiquitous across mobile and consumer electronic devices, resulting in record revenues and profits. In recognition of his contributions, TechCrunch nominated Silverman as first runner-up for "CEO of the Year" in 2010. Prior to Skype, Silverman served as the CEO of Shopping.com, an eBay company, held various other senior executive roles at eBay, and was the co-founder and CEO of Evite, which he led from its inception through its sale to IAC in 2001.

"Josh's experience building and running some of the world's most loved global consumer and technology brands will add a valuable perspective to our Board of Directors," said Randy Garutti, Shake Shack CEO. "We are excited to welcome Josh to our Board."

Silverman is also an active member in many civic ventures and currently serves as the Chairman of the Board of ScriptEd.org and is a member of the Stanford Graduate School of Business' Management Board. Silverman holds a Bachelor's degree in public policy from Brown University and a MBA from Stanford University.

About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top vienna beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 15 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.